Exhibit 99.1

August 2, 2012

Telular Corporation Reports Third Quarter 2012 Results

-	Total Recurring Service Revenue of $13.3 Million Represents 58% of Total Revenue
-	Company Delivers Adjusted EBITDA of $5.0 Million
-	Company Raises Guidance of Adjusted EBITDA for Fiscal Year 2012 to $17.0 - $17.5 Million
-	Company Declares Regular Quarterly Dividend of $0.11 Per Share

CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS), a global leader in helping businesses use wireless networks for remote monitoring and tracking, today announced financial results for the third fiscal quarter of 2012 ended June 30, 2012.  In its fiscal third quarter of 2012, Telular reported revenue of $22.9 million, including $13.3 million from recurring services, and pre-tax income of $2.4 million.

Third quarter 2012 Adjusted EBITDA, a non-GAAP financial measure, was $5.0 million.  For further information, see the reconciliation of these measures to net income in accordance with GAAP on the last page of this press release.

Total revenue from the Telguard and TankLink lines of business, representing all of the M2M revenue within the Event Monitoring Segment, increased 14% over the prior year period to $14.0 million.

Total Telguard revenue was up 14% year-over-year to $12.0 million.  During the quarter, Telular sold approximately 32,100 Telguard units and activated 31,100 new Telguard subscribers. The total number of Telguard subscribers increased sequentially to 592,300 while average revenue per unit, or ARPU, increased sequentially to $4.37 for the quarter.

Total TankLink revenue increased 11% over the prior year period to $2.0 million, including service revenue of $1.0 million.

Total revenue from the SkyBitz line of business, representing all of the Asset Tracking segment revenue, was $8.7 million, including product revenue of $4.2 million and recurring service revenue of $4.5 million.

Adjusted EBITDA for Event Monitoring and Asset Tracking was $4.7 million and $1.2 million respectively, excluding corporate expenses of $900,000.

For both segments combined, Telular ended the period with approximately 809,000 billable units realizing an ARPU of $5.52.  The average selling price, or ASP, for the 46,500 monitoring and tracking hardware units sold during the third fiscal quarter was $189.

“We are pleased with the growth and profitability we delivered in the third quarter from our three business lines - Telguard, SkyBitz, and TankLink,” commented Joe Beatty, president and chief executive officer of Telular Corporation.  “During the quarter, we grew our event monitoring revenues 14% over the prior year period and achieved the upper half of our Telguard unit sales guidance as we saw increased demand for our new Telguard products for 3G/4G networks. We are focused on accelerating the growth and cash flow generation of our business to further enhance shareholder value,” concluded Mr. Beatty.

“Due to our strong results to date and high visibility in our recurring revenue model, we are increasing our guidance for fiscal year 2012 Adjusted EBITDA to $17.0 - $17.5 million, while maintaining the range of our Telguard unit guidance of 25,000 to 35,000 per quarter.  We are excited about the strength of our service offerings and selling strategy and remain optimistic about our long-term growth and profitability.”

Telular declared a quarterly dividend of $0.11 per share on its common stock, payable August 21, 2012, to shareholders of record as of the close of business on August 14, 2012.  During the third quarter, the Company paid shareholders a dividend totaling $1.9 million and ended the quarter with $11.1 million of cash on the balance sheet.

Investor Conference Call

Telular’s quarterly conference call will be held today at 4:30 p.m. ET. To participate on the teleconference from the United States and Canada dial 888-549-7880 (International dial 480-629-9770). A replay of the call will be available from August 2, 2012 beginning at 6:30 p.m. ET (5:30 p.m. CT) through August 4, 2012 ending at 11:59 p.m. ET (10:59 p.m. CT) by dialing 800-406-7325 in the United States and entering pass code 4552085# or internationally at 303-590-3030 and entering pass code 4552085#. The replay will also be available via webcast from the Company's corporate website at: www.telular.com under "Investor" and the link "Conference Calls."

About Telular Corporation

Telular Corporation (NASDAQ: WRLS) provides remote monitoring and asset tracking solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information wirelessly, typically through cellular and satellite technology. With over 25 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta, Washington, D.C., and Miami. For more information, please visit www.telular.com.

Investor Contact:
The Blueshirt Group
Brinlea Johnson
brinlea@blueshirtgroup.com
(212) 331-8424

Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616

Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements.  Statements regarding expectations, including performance assumptions, estimates relating to future cash flows, levels of demand for our products, dividend amounts and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. For example, the statement, “we are increasing our guidance for fiscal year 2012 Adjusted EBITDA to $17.0 - $17.5 million, while maintaining the range of our Telguard unit guidance of 25,000 to 35,000 each quarter” is a forward-looking statement. These statements reflect management’s judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.  It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2011 and the Company’s report on Form 10-Q for the fiscal quarter ended March 31, 2012. Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	June 30,	September 30,
	2012	2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$11,077	$12,642
Trade receivables, net	10,645	5,859
Inventories, net	6,573	3,005
Deferred taxes	767	672
Prepaid expenses and other current assets	997	465
Total current assets	30,059	22,643

Property and equipment, net	3,318	2,282
Long term deferred taxes	33,794	31,839
Other assets	44,574	11,040
Total assets	$111,745	$67,804

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$15,633	$7,128
Long-term liabilities	25,921	249
Total stockholders' equity	70,191	60,427
Total liabilities and stockholders' equity	$111,745	$67,804

Outstanding shares	16,679,573	15,135,330

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Net cash provided by (used in):
Operating activities	$8,665	$9,965
Investing activities	(43,711)	(8,606)
Financing activities	33,481	(19,024)
Net decrease in cash and cash equivalents	$(1,565)	$(17,665)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Revenues
M2M service revenue	13,310	7,987	33,014	23,091
M2M hardware sales	$9,399	$4,347	$22,416	$11,708
Subtotal M2M	22,709	12,334	55,430	34,799
Other product sales	190	490	968	2,607
Total revenue	22,899	12,824	56,398	37,406

Cost of Sales
M2M service cost of sales	3,557	2,543	9,022	8,416
M2M hardware cost of sales	7,040	2,856	16,152	7,963
Subtotal M2M	10,597	5,399	25,174	16,379
Other product cost of sales	177	456	1,159	2,469
Total cost of sales	10,774	5,855	26,333	18,848

Gross margin	12,125	6,969	30,065	18,558

Operating Expenses
Engineering and development expenses	2,117	1,122	5,434	3,358
Selling and marketing expenses	3,236	1,970	7,720	5,451
General and administrative expenses	4,128	1,587	9,646	5,492
Total operating expenses	9,481	4,679	22,800	14,301

Income from operations	2,644	2,290	7,265	4,257
Other income (expense)	(226)	-	(380)	131
Net income before income taxes	2,418	2,290	6,885	4,388
Provision for income taxes	936	255	2,607	1,852
Net income	$1,482	$2,035	$4,278	$2,536

Income per common share:
Basic	$0.09	$0.14	$0.27	$0.17
Diluted	$0.08	$0.13	$0.25	$0.16

Weighted average number of common shares outstanding:
Basic	16,630,662	15,072,061	15,942,938	15,008,214
Diluted	17,603,574	16,017,257	16,912,092	15,868,051

Reconciliation of Non-GAAP Measures

We use adjusted EBITDA as an additional measure of our operating performance.  This measure is not recognized under generally accepted accounting principles.  The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)

Net income	$1,482	$2,035	$4,278	$2,536
Non-cash compensation	376	335	1,115	1,347
Depreciation and amortization	1,973	496	3,982	1,290
Net interest expense (income)	228	(2)	381	(133)
Income tax provision	936	255	2,607	1,852
Adjusted EBITDA	$4,995	$3,119	$12,363	$6,892

Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States.  While we believe that Adjusted EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation.  Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment.  Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance.